Exhibit 99.1

[PHOENIX TECHNOLOGIES LOGO]	news release

Contacts:
Phoenix Technologies Ltd.	Sapphire Investor Relations, LLC
John M. Greeley, Sr. VP & CFO	Erica Mannion
408-570-1000	408-570-1319
Investor_Relations@phoenix.com	Investor_Relations@phoenix.com

Phoenix Technologies Agrees to Tender its Shares of
inSilicon to Synopsys

SAN JOSE, CA: July 23, 2002 — Phoenix Technologies Ltd. (NASDAQ: PTEC), a global leader in device-enabling and management software products for PCs and connected digital devices, today announced that it has entered into an agreement to tender its shares in inSilicon Corporation (NASDAQ: INSN), a leading provider of communications technology for complex systems-on-chip (SOC), to Synopsys, Inc. (NASDAQ: SNPS) in response to a cash tender offer that Synopsys plans to make for all outstanding shares of inSilicon under a merger agreement between those companies that was separately announced today.

Under the terms of the tender agreement with Synopsys, Phoenix will tender and sell 10,450,010 shares, or 100% of its stake in inSilicon, in the Synopsys tender offer, for $4.05 per share. The transaction is subject to certain conditions, including antitrust clearance and other customary conditions. Phoenix will have a gain on the sale of its shares of inSilicon.

About Phoenix

Phoenix is a global leader in device-enabling and management software products for PCs and other connected digital devices. Its FirstWare ™ family of “instant on” software activates, secures, connects and recovers digital devices and is designed into millions of industry standard desktop, notebook, server, and information appliance systems sold annually. This enables Phoenix’s customers — specifiers, developers and manufacturers of user-driver microprocessor systems — to reduce costs and provide high value-added features to their customers. Headquartered in San Jose, California, Phoenix Technologies has offices worldwide. For more information about Phoenix Technologies, visit our website at http://www.phoenix.com.

About inSilicon

inSilicon Corporation is a leading provider of connectivity semiconductor intellectual property used by semiconductor and systems companies to design systems-on-chip that are critical components of innovative wired and wireless products. inSilicon’s technology provides customers faster time-to-market, reduced risk, and lower development cost. The company’s broad portfolio of analog and mixed-signal products and enabling connectivity technologies, including USB, PCI, Ethernet, IEEE-1394, JPEG, and Java(TM) Acceleration are used in a wide variety of markets encompassing communications, consumer, computing, multimedia, and office automation. Additional information about inSilicon and its products can be located at www.insilicon.com.

About Synopsys

Synopsys, Inc., headquartered in Mountain View, California, creates leading electronic design automation (EDA) tools for the global electronics market. The company delivers advanced design technologies and solutions to developers of complex integrated circuits, electronic systems and systems on a chip. Synopsys also provides consulting and support services to simplify the overall IC design process and accelerate time to market for its customers. Visit Synopsys at http://www.synopsys.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

With the exception of historical information, the statements set forth above include forward-looking statements that involve risk and uncertainties. Factors that could cause actual results to differ materially from those in the forward-looking statements include but are not limited to the possibility that the acquisition will not be completed. Other factors and risks are discussed in the Company’s filings with the Securities and Exchange Commission, including its recent filings on Form 10-K, filed December 5, 2001 and Form 10-Q filed on May 14, 2002.

Phoenix and Phoenix Technologies are registered trademarks of Phoenix Technologies Ltd. Other product names used in this publication are for identification purposes only and may be trademarks of their respective companies.